Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of United States Steel Corporation of our report dated February 14, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in United States Steel Corporation's Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 19, 2019 relating to the financial statements and supplemental schedules, which appears in the Annual Report of United States Steel Corporation Saving Fund Plan for Salaried Employees on Form 11-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 1, 2020